Exhibit 21.1

SUBSIDIARIES OF BLEND LABS, INC.

Subsidiary	Jurisdiction

Blend Brokerage, Inc. dba Blend Realty	Delaware

Blend Title Insurance Agency, Inc.	Delaware

Blend Insurance Agency, Inc.	Delaware

Blend Operations, Inc.	Delaware

Blend Insights, Inc.	Delaware

Blend Title of Utah, LLC	Utah

Blend Title Company, Inc.	California

Title365 Holding Co. T365 Company LLC T365 Company Title365 Signings Inc Xome Labs Inc Title365 Company of Alabama LLC	California Pennsylvania California Wyoming Texas Alabama